Exhibit F.1





June 28, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

   Re:  Northeast Utilities, et al.
        SEC File Number 70-9657

Ladies and Gentlemen:

   I am Assistant General Counsel of Northeast Utilities Service Company ("NUSCO"), a service company affiliate of Northeast Utilities ("NU"). I have acted as counsel for NU, its wholly-owned subsidiary, Yankee Energy System, Inc. ("YES") and certain wholly-owned subsidiaries of YES, Yankee Gas Services Company ("Yankee Gas"), NorConn Properties, Inc., Yankee Energy Financial Services, Inc., R. M. Services, Inc. and Yankee Energy Services Company (the "Subsidiaries" and collectively with NU and YES, the "Applicants") in connection with the Form U-1 Application/Declaration ("Declaration"), as amended, (File No. 70-9657) filed with the Securities and Exchange Commission ("Commission") with respect to the proposed transactions described therein ("Proposed Transactions"). The authorization requested in the Application/Declaration relates to (i) the payment of dividends out of capital and unearned surplus by YES and its public utility subsidiary, Yankee Gas, (ii) the computation of the earnings for the purpose of computing dividends of Yankee Gas subsequent to the Merger without regard to the amortization of the Merger Goodwill (as described therein), (iii) the payment of dividends out of capital and unearned surplus by YES' nonutility subsidiaries, and (iv) the repurchase of stock by YES and its subsidiaries from their respective shareholders.

   In connection with this opinion, I have examined or caused to be examined by counsel associated with or engaged by me, including counsel who are employed by NUSCO, originals or copies certified to my satisfaction of such corporate records of the Applicants, certificates of public officials and of officers of the Applicants, and agreements, instruments and other documents, as I have deemed necessary as a basis for the opinions expressed below. In my examination of such agreements, instruments and documents, I have assumed the genuineness of all signatures, the authenticity of all agreements, instruments and documents submitted to me as originals, and the conformity to original agreements, instruments and documents of all agreements, instruments and documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such copies.

   The opinions set forth herein are limited to the laws of the Commonwealth of Massachusetts, the State of Connecticut and the federal laws of the United States. I am a member of the bar of the State of New York. I am not a member of the bar of the Commonwealth of Massachusetts nor of the bar of the State of Connecticut, and do not hold myself out as an expert in the laws of such Commonwealth and State, although I have made a study of relevant laws of such Commonwealth and State. In expressing opinions about matters governed by the laws of the Commonwealth of Massachusetts, I have consulted with counsel who are employed by NUSCO and are members of the bar of such Commonwealth. In expressing opinions about matters governed by the laws of the State of Connecticut, I have consulted with counsel who are employed by NUSCO and are members of the bar of such State.

   I have assumed that the Proposed Transactions will be carried out in conformity with the Securities Act of 1933, the Securities Exchange Act of 1934 and the requisite authorizations, approvals, consents or exemptions under the securities laws of the various States and other jurisdictions of the United States.

    Based upon and subject to the foregoing, and assuming that the Proposed Transactions are carried out in accordance with the Declaration, I am of the opinion that, when the Commission shall have entered an order forthwith granting the Declaration:

(a) all State laws applicable to the Proposed Transactions will have been complied with;

(b) each of the Applicants is validly organized and existing under the laws of its respective state of organization;

(c) YES and the Subsidiaries will legally acquire the shares of their respective common stock being repurchased from their respective shareholder; and

(d) the consummation of the Proposed Transactions will not violate the legal rights of the holders of any securities issued by NU or any associate company thereof.

   I hereby consent to the filing of this opinion as an exhibit to the Declaration and in any proceedings before the Commission that may be held in connection therewith.

Very truly yours,

/s/ Jeffrey C. Miller
Jeffrey C. Miller
Assistant General Counsel